EXHIBIT 99.1


                             BRAZOS SPORTSWEAR, INC.
                       ANNOUNCES CHANGE IN LISTING STATUS


      CINCINNATI, OHIO, October 15, 1998 - Brazos Sportswear, Inc. announced today that its common stock no longer meets the listing requirements of The Nasdaq Stock Market. As a result, the Company has been notified by the Nasdaq that the Company's common stock has been delisted effective as of the close of business on October 14, 1998. In the event a market is made in the common stock by a registered broker-dealer, the common stock may be eligible for trading on the OTC Bulletin Board.

      Brazos Sportswear, Inc. designs, produces and markets moderately-priced sportswear. Brazos is headquartered in Cincinnati, Ohio and operates facilities in 12 states.